Exhibit 10.34

[***] Represents material information which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT NO. 2 TO AMENDED AND RESTATED
DISTRIBUTION, LICENSE AND MANUFACTURING
AGREEMENT (GLAMSMILE)

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED DISTRIBUTION, LICENSE AND MANUFACTURING AGREEMENT (this “Agreement”) is made as of February 16, 2010 (the “Amendment No. 2 Effective Date”) by and among Remedent, Inc., a Nevada corporation (“Remedent Nevada”), Remedent N.V., a Belgian corporation (“Remedent Belgium”, and together with Remedent Nevada, “Remedent”), and Den-Mat Holdings, LLC, a Delaware limited liability company (“Den-Mat”).

WHEREAS, Den-Mat and Remedent have entered into that certain Amended and Restated Distribution, License and Manufacturing Agreement dated as of June 3, 2009 (the “Original Agreement”) relating to the marketing, distribution, licensing and sale of the GlamSmile Products and the Other Products (as such terms are defined in the Original Agreement), which Original Agreement has been amended by Amendment No. 1 dated August 11, 2009 (“Amendment No. 1”) (the Original Agreement as so amended being referred to herein as the “2009 Agreement”); and

WHEREAS, Remedent wishes to be relieved of various obligations under the 2009 Agreement, including, without limitation, its obligation to supply Products to Den-Mat, and in consideration thereof, Remedent is willing to relieve Den-Mat of various obligations under the 2009 Agreement, including, without limitation, certain minimum purchase requirements as well as capital and royalty payments due under the 2009 Agreement; and

WHEREAS, Den-Mat and Remedent wish to amend the 2009 Agreement to reflect the foregoing as well as certain other amendments, as hereinafter provided;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Remedent and Den-Mat hereby agree as follows.

1. Defined Terms.

Capitalized terms used herein without definition shall have the respective meanings given to them in the 2009 Agreement.

2. Amendments to 2009 Agreement.  The following provisions of the 2009 Agreement are hereby amended as follows:

2.1 Section 2.2.1 is hereby amended to delete the last sentence thereof and replace it with the following sentence:

“Notwithstanding anything else in this Section 2.2.1 to the contrary, Remedent, or its B2C Market Licensee, may purchase its requirements for GlamSmile Product in the B2C Market from another Person other than Den-Mat provided that Remedent, or its B2C Market Licensee, pays a royalty to Den-Mat equal to [***] of the Net Revenue received by Remedent or its B2C Market Licensee per Unit/Tooth so purchased by Remedent or its B2C Market Licensee, as applicable.  For purposes hereof, “Net Revenue” shall mean the amount charged per Unit/Tooth as it is invoiced to the end customer from Remedent's perspective (e.g., the dentist, group practice corporation, distributor), net of any returns, discounts, special pricing, rebates or additional reasonable price deductions.”

2.2 Section 2.2.2 is hereby amended to change all references to “[***]” to read “[***]”.

2.3 Section 2.3.1 is hereby amended to change the words “five (5) countries” in the 14th line to read “nine (9) countries”.  Remedent and Den-Mat shall meet and confer prior to February 24, 2010, to specify which markets in the Excluded Markets Den-Mat shall be appointed as exclusive distributor in accordance with Section 2.3.1.

2.4 Section 2.5.1 is hereby deleted in its entirety.

2.5 Section 3.1.1 is herby amended to read in its entirety as follows:

“Use of Existing Intellectual Property in the Territory.  Subject to the terms and conditions in this Agreement, Remedent hereby grants to Den-Mat a sole and exclusive (even as to Remedent) transferable and sublicensable right and license to use within the Territory the Intellectual Property owned or used by Remedent that is related to the Products as it exists on the Amendment No. 2 Effective Date.  Notwithstanding the foregoing, (a) Remedent retains the right to use and license to any Person performing contract manufacturing for Remedent (concurrently with Den-Mat’s right to use) such Intellectual Property solely in connection with the manufacture of the Products and for internal product development related to the Products, (b) this grant shall not include any rights to the name or trademark ‘Remedent’, or ‘GlamSmile’ and (c) Den-Mat and Remedent agree that Den-Mat’s right and license to use the Intellectual Property within the Territory to the B2C Market shall be non-exclusive.  For purposes of clarity, Den-Mat shall not use the name or trademark ‘GlamSmile’ without the prior written consent of Remedent and, other than in the B2C Market (subject to the terms of this Agreement), Remedent shall not use the name or trademark ‘GlamSmile’ in the Territory without the prior written consent of Den-Mat.  Notwithstanding anything to the contrary in this Agreement, neither Remedent nor any B2C Market Licensee nor any Affiliate, permitted successor or assignee of any of the foregoing, shall, directly or indirectly, make any reference or comparison in its marketing materials or in any advertising or sales efforts to any Den-Mat product or trademark including, but not limited to, LumiSmile, Lumineers, Luminate, or Lumitray, without the prior written consent of Den-Mat.  Likewise, neither Den-Mat nor any Affiliate, permitted successor or assignee of any of the foregoing shall, directly or indirectly, make any reference or comparison in its marketing materials, or in any advertising or sales efforts to any Remedent product or trademark, including, but not limited to, Remedent or GlamSmile, without the prior written consent of Remdent, provided, however, that nothing contained herein shall be interpreted to preclude or prohibit Den-Mat from indicating in its marketing materials, packaging or otherwise that the Products are based upon or incorporate Remedent’s Intellectual Property, including without limitation the GlamSmile Technology.

2.6 Section 3.4.1 is hereby deleted in its entirety.

2.7 On the 90th day following the Amendment No. 2 Effective Date, Section 5 shall be deleted in its entirety without further action by the Parties.

2.8 Section 6.1.2 is hereby deleted in its entirety.  Remedent acknowledges that no further payments are due from Den-Mat under Section 6, all such payment obligations having been paid or waived.

2.9 Sections 6.3, 6.4 and 6.5 are hereby deleted in their entirety, and a new Section 6.3 is added as follows:

“Consulting Fee.  In consideration of the services already provided by Remedent to Den-Mat, which included, without limitation, support and development of the Tray Technology and advice regarding and improvements to the Intellectual Property licensed to Den-Mat pursuant to this Agreement, and other legal and valuable consideration, during the term of this Agreement, Den-Mat shall pay to Remedent a consulting fee (the “Consulting Fee”) equal to [***] of the aggregate Net Revenue received by Den-Mat from the sale of Unit/Teeth and any Tray that may be associated with the sale of Unit/Teeth, whether or not such sales utilized the Intellectual Property licensed under this Agreement.  For purposes of this Section 6.3, a sale shall be deemed to have been made by Den-Mat at the time the related revenue is recognized by Den-Mat for its internal accounting purposes (in accordance with GAAP), and “Net Revenue” shall mean the amount charged per Unit/Tooth and its associated Tray, if any, as it is invoiced to the end customer from Den-Mat's perspective (e.g., the dentist, group practice corporation, distributor), net of any returns, discounts, special pricing, rebates or additional reasonable price deductions.  Within sixty (60) days after the end of each calendar quarter, Den-Mat shall deliver to Remedent a certified statement from an officer of Den-Mat setting forth (a) the total amount of Den-Mat sales of Unit/Teeth and any associated Trays during such quarter, and (b) a calculation of the Consulting Fee payable to Remedent under this Section 6.3.  Concurrently with delivering such statement, Den-Mat shall pay to Remedent the amount of the Consulting Fee set forth on such statement.  An advance of $25,000.00 against the Consulting Fees shall be paid to Remedent upon execution of this Amendment, which amount shall be promptly refunded to Den-Mat if this Amendment does not become binding on or before the end of the Option Period (as defined below).”

2.10 Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 are hereby deleted in their entirety.  Den-Mat shall order and purchase from Remedent such quantities of the Products as it may desire, subject to acceptance of such orders by Remedent, at such price and upon such terms and conditions as the Parties may mutually agree.  Except as the Parties may hereafter mutually agree, Den-Mat shall have no obligation to purchase from Remedent, and Remedent shall have no obligation to sell to Den-Mat, any Products.

2.11 Section 8.1 is hereby amended to delete the entire section except for the first sentence thereof.

2.12 On the 90th day following the Amendment No. 2 Effective Date, Section 8.5 shall be deleted in its entirety without further action by the Parties.

2.13 Section 11.1 is hereby amended to (a) delete the words “the end of the Exclusivity Period” in the second line thereof and inserting in lieu thereof the following words: “the termination of this Agreement” and (b) delete the following words in the last two lines thereof: “and 7.5.1., but shall not relieve Den-Mat of its financial obligations to make the minimum payments it is required to make to Remedent during any unexpired Guaranty Period”.

2.14 Section 11.2.1 is hereby amended and restated in its entirety to read as follows:

“Subject to Section 11.2.3, if a Change of Control is consummated at any time prior to termination of this Agreement, the Exit Fee shall equal [***]

2.15  Section 11.3.1 is hereby amended and restated in its entirety to read as follows:

“Consulting Fees Terminate.  If the Exit Fee is paid to Remedent, the obligation to pay Consulting Fees to Remedent pursuant to Section 6.3 shall terminate effective as of the effective date of such Change of Control and (b) the amount of any Consulting Fees paid by Den-Mat to Remedent pursuant to Section 6.3 after the effective date of such Change of Control shall either be offset against the payment by Den-Mat of the Exit Fee or directly refunded by Remedent to Den-Mat concurrently with payment of the Exit Fee.”

2.16 Section 13.3 is hereby deleted in its entirety.

2.17 Section 16.2.4 is hereby amended to provide that, concurrently with the execution of this Amendment, Remendent shall deliver to Den-Mat revised Non-Competition Agreements in the form approved by Den-Mat duly executed by Guy De Vreese and Evelyne Jacquemyns.

2.18 Annex A to Amendment No. 1 dated August 11, 2009, is hereby amended to provide that the term “Prego System Technology” includes, without limitation, the “Octoclip” tray technology developed by Remedent, that the term “Products” includes any products manufactured utilizing the Octoclip tray technology, and that the Octoclip Tray Technology and Prego System Technology are part of the Intellectual Property licensed to Den-Mat under the 2009 Agreement.

2.19 Schedule 2.3.1 is hereby amended to expand the definition of “Additional Excluded Markets” to include the following countries: Australia, Belgium, France and United Arab Emirates.

3. Miscellaneous.

3.1 Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as modified hereby, the 2009 Agreement shall remain in full force and effect.

3.2 Headings.  The headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

3.3 Counterparts.  This Amendment may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, regardless of whether all of the Parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4 Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW RULE THAT WOULD CAUSE THE APPLICATION OR THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF NEW YORK TO THE RIGHTS AND DUTIES OF THE PARTIES.

3.5 Den-Mat Option.  In consideration of the advance being made by Den-Mat to Remedent concurrently herewith, in accordance with Section 2.9 of this Amendment, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Remedent hereby grants to Den-Mat an option to enter into this Amendment at any time during the thirty (30) day period beginning on the Amendment No. 2 Effective Date (the “Option Period”).  Remedent agrees that it may not revoke or rescind its execution and delivery of this Amendment prior to the end of the Option Period, and that if Den-Mat delivers (by fax, email or personal delivery) a counter-signed copy of this Amendment on or before the last day of the Option Period, this Amendment shall then become fully binding upon and enforceable against the parties hereto with effect from the Amendment No. 2 Effective Date.

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IN WITNESS WHEREOF, Remedent Nevada, Remedent Belgium and Den-Mat, by their respective authorized representatives set forth below, have signed this Amendment No. 2 as of the Amendment No. 2 Effective Date.

REMEDENT, INC. “Remedent Nevada”		REMEDENT, N.V. “Remedent Belgium”
By:	By:

Name:	Name:

Title:	Title:

DEN-MAT HOLDINGS, LLC “Den-Mat”
By:

Name:

Title: